UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2021 (September 10, 2021)

 Vista Outdoor Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36597		47-1016855
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

1 Vista Way	Anoka	MN	55303
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code:  (763) 433-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12
☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01	VSTO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

    Emerging growth company ☐

    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01. Entry into a Material Definitive Agreement

On September 9, 2021, Vista Outdoor Inc. (the “Company”) entered into a definitive agreement (the “Stock Purchase Agreement”) with Scott Werbelow, Scott Wilson, Jon Watters, John W. Hoffee and Chris Kiraly (individually, a “Seller Guarantor”, and, collectively, the “Seller Guarantors”), the persons named on Exhibit 1 to the Stock Purchase Agreement (each, a “Seller” and, collectively, the “Sellers”), WAWGD, Inc. (d/b/a Foresight Sports, Inc.), a California corporation (“Foresight Sports”), WAWGD NEWCO, Inc. (“NewCo”), and Fortis Advisors LLC, as Seller Representative, pursuant to which the Company will purchase from NewCo all of the issued and outstanding equity interests of Foresight Sports for a total purchase price of $474 million, subject to certain customary adjustments for working capital, transaction expenses, cash and debt, pursuant to the terms and conditions described in the Stock Purchase Agreement (the “Transaction”). A portion of the purchase price equal to $300,000 will be deposited into an escrow account to satisfy purchase price adjustments, if any.

The Stock Purchase Agreement provides further for the payment of up to $25 million to certain key employees of Foresight Sports if certain targets for net sales of Foresight Sports during the period starting on September 1, 2021 and ending on December 31, 2023 are met, subject to each such employee’s continuous employment with Foresight Sports through the performance period.

The Stock Purchase Agreement contains customary representations, warranties and covenants from the parties (including certain indemnification, non-competition and non-solicitation provisions applicable to the Seller Guarantors, the Sellers, NewCo and their respective affiliates). The representations and warranties contained in the Stock Purchase Agreement were made only for purposes of the Stock Purchase Agreement and as of the specific dates; were solely for the benefit of the parties to the Stock Purchase Agreement; may be subject to limitations agreed upon by the parties, including being qualified by disclosures made for the purposes of allocating contractual risk between the parties to the Stock Purchase Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations and warranties or any description thereof as characterizations of an actual state of facts or condition of any of the parties to the Stock Purchase Agreement or any of their subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Stock Purchase Agreement, which information may or may not be fully reflected in public disclosures.

The completion of the Transaction is subject to certain customary closing conditions, including, but not limited to: (i) the absence of any order or action by any court or governmental authority that prohibits or renders illegal the consummation of the Transaction, and (ii) the receipt of all necessary governmental and/or regulatory permits and authorizations, including those required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or other antitrust laws, and the expiration of any applicable waiting periods under the HSR Act or applicable antitrust laws. The parties currently expect the Transaction to close in the third fiscal quarter of FY 2022. Under the terms of the Stock Purchase Agreement, the Company may determine, in its sole discretion, to obtain debt financing to fund any portion of the purchase price for the Transaction.

The foregoing summary of the Stock Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Stock Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated by reference herein.

Item 7.01. Regulation FD Disclosures.

On September 10, 2021, the Company issued a press release announcing the Transaction, a copy of which is furnished as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d)                                 Exhibits.

Exhibit No.	Description
2.1	Stock Purchase Agreement, dated as of September 9, 2021, by and among Vista Outdoor Inc., the Seller Guarantors named therein, the Sellers named therein, WAWGD, Inc. (d/b/a Foresight Sports, Inc.), WAWGD NEWCO, Inc., and Fortis Advisors LLC, as Seller Representative
99.1	Press release of Vista Outdoor Inc. dated September 10, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTA OUTDOOR INC.

		By:	/s/ Dylan S. Ramsey
		Name:	Dylan S. Ramsey
		Title:	General Counsel & Corporate Secretary

Date:	September 10, 2021

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